EXHIBIT 99.1

MEDIA CONTACT:
Jeff Baker	Bill Bartkowski
President	Managing Director
Analysts International	BlueFire Partners
Phone: (952) 835-5900	Phone: (612) 344-1012
jbaker@analysts.com	bartkowski@bluefirepartners.com

Analysts International Sets Conference Call to Discuss
2004 Third Quarter Results

Company Expects Earnings to Be at High End of Earlier Guidance;
Revenues to Meet Current Expectations

MINNEAPOLIS - October 18, 2004 - Analysts International (Nasdaq: ANLY) announced today that it has scheduled a conference call to discuss the results of its third quarter on Tuesday, October 26, 2004 at 9:30 a.m. CDT. The Company expects to release the results of the quarter at 6:30 a.m. CDT that day.
Company management noted that they expect revenues for the quarter to meet expectations, in a range of $86 to $88 million, and earnings per share to be at the high end of the Company’s earlier guidance of $0.03 to $0.04. In 2003, for the comparable quarter, the Company reported $80 million in revenue and a net loss of $0.01 per share.
To participate in the conference call, interested parties are invited to dial 888-244-0473 a few minutes before the scheduled start and ask for the Analysts International call and leader Jeff Baker, or visit the Company’s web site at www.analysts.com to link to a live Webcast. A replay of the call will be available on the Company’s Website and an encore will be available through November 3, 2004 by calling 800-642-1687 or 706-645-9291.  The Conference ID for the encore call is #1064604.

About Analysts International
Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business since 1966, the Company has sales and customer support offices in the United States and Canada. Lines of business include Full Service Staffing, which provides high demand resources for supporting a client’s IT staffing needs; Business Solutions Services, which provides business solutions and network infrastructure services; and Outsourcing Services, which provides onshore and offshore strategic solutions. The Company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach. For more information, visit http://www.analysts.com.

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Statements contained herein, which are not strictly historical fact, are forward-looking statements. Words such as "believes," "intends," "possible," "expects," "estimates," "anticipates," or "plans" and similar expressions are intended to identify forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations relating to future revenues, earnings, results of operations and future sales or growth. The Company’s actual results may vary materially from those projected due to certain risks and uncertainties such as the general state of the economy, volume of business activity, continued need for our services by current and prospective clients, client cancellations, the Company’s ability to control and improve profit margins, including our ability to control operating costs and hourly rates for our services, the availability and utilization of qualified technical personnel and other similar factors. For more information concerning risks and uncertainties to the Company’s business refer to the discussion in the "Market Condition, Business Outlook and Risks to Our Business" section in the Company’s Annual Report for the year ending January 3, 2004, and the Company’s prior Annual Reports, 10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.